EXHIBIT 10.1

WRITTEN CONSENT OF DIRECTORS TO CORPORATE ACTION

WITHOUT MEETING OF PHI GROUP, INC.

The undersigned, being all of the directors of the Board of Directors of PHI Group, Inc., a Nevada corporation (the “Company”), hereby adopt the following resolutions in lieu of a meeting on this 8th day of November 2018.

WHEREAS, on April 23, 2018 the Company’s Board of Directors passed a resolution to declare a twenty percent (20%) special stock dividend from its holdings of Common Stock in American Pacific Resources, Inc., a subsidiary of the Company, to shareholders of Common Stock of the Company as follows: (a) Declaration date: April 23, 2018; (b) Record date: May 31, 2018; (c) Payment date: October 31, 2018; (d) Dividend ratio: All eligible shareholders of Common Stock of the Company as of the Record date shall be entitled to receive two (2) shares of Common Stock of American Pacific Resources, Inc. for every ten (10) shares of Common Stock of PHI Group, Inc. held by such shareholders as of the referenced Record date;

WHEREAS, on October 31, 2018, the Company’s Board of Directors extended the Payment Date of the special stock dividend to March 29, 2019 to allow for substantive developments of American Pacific Resources, Inc. before filing a registration statement with the Securities and Exchange Commission to take this subsidiary public.

WHEREAS, it deems to be in the best interests of the Company and its shareholders to amend the Record Date and the dividend ratio to allow for a broader participation of the Company’s shareholders in the special dividend distribution.

NOW, THEREFORE, BE IT RESOLVED, that the Company amend the new dividend ratio and the new Record Date as follows: (a) Eligible shareholders: In order to be eligible for the above-mentioned special stock dividend, the minimum amount of Common Stock of PHI Group, Inc. each shareholder must hold as of the New Record Date is twenty (20) shares; (b) New Record Date: The new Record Date will March 01, 2019, subject to FINRA’s approval; (c) New dividend ratio: All eligible shareholders of Common Stock of the Company as of the new Record Date shall be entitled to receive one (1) share of Common Stock of American Pacific Resources, Inc. for every twenty (20) shares of Common Stock of PHI Group, Inc. held by such shareholders as of the new Record date; and (d) Payment Date: The Payment Date for the afore-mentioned special stock dividend is March 29, 2019;

FURTHER RESOLVED that in addition to and without limiting the foregoing, each officer of the Company be and hereby is authorized and directed to take, or cause to be taken, such further action, and to execute and deliver, or cause to be delivered, for and in the name and on behalf of the Company, all such instruments and documents as such officer may deem necessary, appropriate or in the best interests of the Company to effectuate the intent of the foregoing resolutions and the transactions contemplated thereby (as conclusively evidenced by the taking of such actions or the execution and delivery of such instruments and documents, as the case may be) and all action heretofore taken by such officer in connection with the subject of the foregoing recitals and resolutions be, and it hereby is, approved, ratified and confirmed in all respects as the act and deed of the Company.

By their signatures below, the above resolutions have been duly authorized and adopted by the Company’s Board of Directors.

/s/ Tam Bui	/s/ Henry D. Fahman
Tam Bui, Director	Henry D. Fahman, Director

/s/ Frank Hawkins
Frank Hawkins, Director